Exhibit 99.1
FOR IMMEDIATE RELEASE

Contacts:
Neil Berkman, Investor Relations, 310-477-3118, nberkman@berkmanassociates.com
Larry Gerdes, Chief Executive Officer, 678-808-0600, larry.gerdes@trcr.com
Lance Cornell, Chief Financial Officer, 678-808-0600, lance.cornell@trcr.com

May 5, 2011
(BW) (TRANSCEND SERVICES, INC.) (TRCR)

TRANSCEND REPORTS EARNINGS PER SHARE OF $0.34 FOR THE FIRST QUARTER OF 2011 - 32% REVENUE GROWTH AND SIGNIFICANT MARGIN IMPROVEMENT

Atlanta, Georgia. TRANSCEND SERVICES, INC. (NASDAQ: TRCR), a leading provider of clinical documentation solutions to the U.S. healthcare market, today announced its unaudited financial results for the first quarter ended March 31, 2011.

First Quarter Results

Transcend's diluted earnings per share of $0.34 for the first quarter of 2011 was stronger than expected due to continued margin improvement and the contribution from the October 21, 2010 acquisition of Spryance Inc. d/b/a Heartland (“Heartland”).

Revenue for the first quarter of 2011 increased 32% to $29,298,000 compared to $22,206,000 for the first quarter of 2010, including $4,941,000 of revenue contributed by Heartland. Excluding the Heartland business, revenue increased 10%.

Gross profit for the first quarter of 2011 increased 63% to $12,164,000, or 42% of revenue, compared to $7,480,000, or 34% of revenue, for the first quarter of 2010.

Operating income for the first quarter of 2011 increased 157% to $6,285,000, or 21% of revenue, compared to $2,444,000, or 11% of revenue, for the first quarter of 2010. The results for the first quarter of 2010 include $678,000 of fees related to an attempted acquisition. Excluding this expense for comparability purposes, operating income would have increased 101%.

The effective income tax rate for the first quarter of 2011 was 40% compared to 39% in the first quarter of 2010.

Net income for the first quarter of 2011 increased 154% to $3,761,000 compared to $1,479,000 for the first quarter of 2010 and diluted earnings per share increased to $0.34 compared to $0.14 for the first quarter of 2010. The impact of the acquisition expense described above on diluted earnings per share in the first quarter of 2010 was approximately $(0.04).

During the first quarter of 2011, the Company generated $5,707,000 of cash flow from operations and invested $1,307,000 in capital expenditures and capitalized software development costs, including $882,000 related to Transcend's new Encore transcription platform. As of March 31, 2011, the Company had $31,639,000 of cash, cash equivalents and short-term investments on hand, $35,168,000 of net working capital and nominal debt outstanding. The Company had 37 days of revenue outstanding in accounts receivable as of March 31, 2011.

Operations Review and Outlook

Susan McGrogan, President and Chief Operating Officer, stated: “We dramatically exceeded our own expectations in the first quarter. Revenue was above expectations due to strong volume, which we often see this time of year. An important highlight of the quarter was the impact of the profitability improvements in the Heartland business achieved by our team. However, we plan to make additional investments in the Heartland operations as we align our India operations to Transcend's operating structure to ensure that we consistently meet or exceed our customer's expectations. I also want to highlight the fact that even without the contribution from Heartland, we achieved a 40% gross profit margin for the first time. One reason for this is our success in the use of speech recognition technology. Of the volume processed on our higher-margin BeyondTXT platform in the first quarter of 2011, 85% was edited using speech recognition technology (78% on Heartland's Gemstar platform), compared to 67% on BeyondTXT in the first quarter of 2010. The 40% gross profit margin threshold was a long-standing “stretch” goal for us and I'm extremely proud of what our teams have achieved, especially in a very competitive, price-sensitive environment.”

Lance Cornell, Chief Financial Officer, added: “Our gross profit margin is impacted by the mix of work processed on our own BeyondTXT and Gemstar transcription platforms versus other customer platforms where we have little opportunity to leverage technology to improve profitability. During the first quarter of 2011, 67% of our revenue was produced on our platforms compared to 50% in the first quarter of 2010. The gross profit margin is also impacted by the mix of domestic versus offshore revenue. Approximately 36% of our revenue was processed offshore in the first quarter of 2011, which we think is a healthy overall blend. We do not currently have plans to significantly increase or decrease the offshore percentage because we believe many of our customers prefer a blended approach which uses time zone differences effectively to improve report turnaround times. With our highly liquid balance sheet and strong cash flow from operations, we believe we are well-positioned to take advantage of acquisitions and other business opportunities as they arise.”

Larry Gerdes, Chief Executive Officer, concluded: “Our first quarter 2011 results were tremendous, and I want to thank all of our employees for their contributions and hard work. As we look forward, we will remain focused first and foremost on providing excellent service to our customers and second on ensuring that Transcend is the best place to work in the industry. Operationally, many of our employees will be focused on behind the scene integrations and conversions to streamline our operations, including the integration of our recent acquisition of DTS America, Inc., which is expected to increase our annual revenue run rate to approximately $129 million. We expect DTS to be accretive immediately (excluding transaction costs) but to operate at lower profitability levels than Transcend initially, with gradual improvement over the first year as we integrate our operations. We will also focus heavily on our product development efforts, including the launch of our new Encore transcription platform and physician self-editing solutions. We are excited about positioning ourselves to provide innovative clinical documentation solutions for our customers as we work to help them achieve meaningful use of electronic medical records.”

Table to Reconcile GAAP Results to Non-GAAP Results for the Quarter Ended March 31, 2010
In Thousands, Except Per Share Amounts
(Note: Only GAAP numbers are reported for the first quarter of 2011)

	Non-GAAP Results	Acquisition-Related Transaction Costs	GAAP Results

Operating Income	$3,122	$(678)	$2,444
Income Before Income Taxes	3,095	(678)	2,417
Income Taxes	1,198	(260)	938
Net Income	$1,897	$(418)	$1,479
Weighted Avg. Shares Outstanding - Diluted	10,913	10,913	10,913
Diluted Earnings Per Share	$0.174	$(0.038)	$0.136

Conference Call

Transcend will host a conference call regarding this press release for investors, analysts and other interested parties on May 5, 2011 at 11:00 a.m. Eastern time. To participate in the conference call, please dial (800) 815-8193 (the US/Canada dial-in number) or (706) 643-2724 (the international dial-in number), enter the conference identification number 56702829 and, if asked, identify the conference name as Transcend Services and the leader name as Larry Gerdes. A replay of the conference call will be available by dialing (800) 642-1687 (US/Canada) or (706) 645-9291 (international) and entering the conference identification number 56702829 from two hours after the completion time of the conference call until midnight on May 12, 2011.

About Transcend Services, Inc.

Transcend Services is a leading provider of clinical documentation solutions for healthcare organizations. Our high-quality transcription services - along with our data extraction and reporting tools - provide critical data needed to document patient encounters and help drive clinical decision making. We provide our clients with exceptional quality, turnaround time and service so that they can focus on what matters most - their patients.  For more information, visit www.transcendservices.com.

Statement Regarding Use of Non-GAAP Financial Measures

The Company has used non-GAAP financial measures of operating income, income before income taxes, net income and earnings per diluted share for 2010 in this earnings release and anticipates using some or all of these measures in the earnings conference call on May 5, 2011. These measures should not be considered in isolation or as a substitute for GAAP operating income, income before income taxes, net income, earnings per diluted share or other performance measures prepared in accordance with GAAP. The Company used these non-GAAP measures of operating performance because it allowed us to more easily compare past performance consistently over various periods and improves our ability to assess future performance. A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.

Safe Harbor Statement

This press release contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that represent our expectations, anticipations or beliefs about future events, including our operating results, financial condition, liquidity, expenditures, and compliance with legal and regulatory requirements. For this purpose, any statements that are not statements of historical fact may be deemed to be forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially depending on a variety of important factors. Factors that might cause or contribute to such differences include, but are not limited to, competitive pressures, extraordinary expenses, loss of significant customers, the mix of revenue, changes in pricing policies, delays in revenue recognition, challenges encountered in integrating acquired businesses, increased regulatory burdens, lower-than-expected demand for the Company's products and services, failure to expand customer relationships or realize revenues from sales closed in the current quarter, the Company's position for growth, delays in the development of the Company's transcription platform, business conditions in the integrated health care delivery network market, adverse general economic conditions, resolution of uncertain tax positions, foreign currency exchange rates and the risk factors detailed in our periodic, quarterly and annual reports on Forms 8-K, 10-Q and 10-K that we file with the Securities Exchange Commission ("SEC") from time to time. With respect to such forward-looking statements, we claim protection under the Private Securities Litigation Reform Act of 1995. Our SEC filings are available from us, and also may be examined at public reference facilities maintained by the SEC or, to the extent filed via EDGAR, accessed through the website of the SEC (http://www.sec.gov). In addition, factors that we are not currently aware of could harm our future operating results. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to make any revisions to the forward-looking statements or to reflect events or circumstances after the date of this press release.

(Unaudited Financial Statements Follow)

TRANSCEND SERVICES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited and rounded to the nearest thousand,
except earnings per share)

	Three months ended March 31,
	2011	2010
Revenue	$29,298,000	$22,206,000
Direct costs	17,134,000	14,726,000
Gross profit	12,164,000	7,480,000
Operating expenses:
Sales and marketing	414,000	403,000
Research and development	896,000	426,000
General and administrative	3,541,000	2,636,000
Stock-based compensation	270,000	445,000
Acquisition-related costs	82,000	678,000
Depreciation and amortization	676,000	448,000
Total operating expenses	5,879,000	5,036,000
Operating income	6,285,000	2,444,000
Interest and other expenses, net	22,000	27,000
Income before income taxes	6,263,000	2,417,000
Income tax provision	2,502,000	938,000
Net income	$3,761,000	$1,479,000

Basic earnings per share:
Net earnings per share	$0.35	$0.14
Weighted average shares outstanding	10,599,000	10,483,000

Diluted earnings per share:
Net earnings per share	$0.34	$0.14
Weighted average shares outstanding	10,984,000	10,913,000

TRANSCEND SERVICES, INC.
CONSOLIDATED BALANCE SHEETS
(Rounded to the nearest thousand)

	March 31, 2011 (unaudited)	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$16,229,000	$6,207,000
Short-term investments	15,410,000	20,454,000
Accounts receivable, net of allowance for doubtful accounts of $123,000 at March 31, 2011 and $124,000 at December 31, 2010	12,175,000	12,037,000
Deferred income tax, net	451,000	482,000
Prepaid expenses and other current assets	950,000	688,000
Total current assets	45,215,000	39,868,000
Property and equipment, net	2,959,000	2,976,000
Capitalized software development costs, net	4,070,000	3,188,000
Intangible assets, net	35,067,000	35,301,000
Deferred income tax, net	497,000	470,000
Other assets	362,000	414,000
Total assets	$88,170,000	$82,217,000

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,401,000	$1,653,000
Accrued compensation expense	3,356,000	3,666,000
Promissory notes payable	67,000	67,000
Income tax payable	2,669,000	1,193,000
Other accrued liabilities	2,554,000	2,180,000
Total current liabilities	10,047,000	8,759,000
Long term liabilities:
Income tax contingencies	2,752,000	2,606,000
Other liabilities	600,000	689,000
Total long term liabilities	3,352,000	3,295,000
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value; 2,000,000 shares authorized and no shares outstanding at March 31, 2011 and December 31, 2010	-	-
Common stock, $0.05 par value; 30,000,000 shares authorized at March 31, 2011 and December 31, 2010; 10,635,000 and 10,566,000 shares issued and outstanding at March 31, 2011 and December 31, 2010, respectively	532,000	528,000
Additional paid-in capital	64,211,000	63,368,000
Retained earnings	10,028,000	6,267,000
Total stockholders' equity	74,771,000	70,163,000
Total liabilities and stockholders' equity	$88,170,000	$82,217,000